                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2002


Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Fox Sports Networks, LLC to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


cc: Mr. Andrew R. Hubsch, Senior Vice President, Finance and Treasurer Fox Sports Networks, LLC
     Mr. David F. DeVoe, CFO, Fox Entertainment Group, Inc.


                                      -5-